FORM OF

                              SHAREHOLDER AGREEMENT


         Shareholder Agreement (the "Agreement"), dated as of October 6, 1998, by and among (i) ___________________________________, a shareholder (the
"Shareholder") of PNB Financial Group, Inc., a California corporation (the "Company"), and (ii) Western Bancorp, a California corporation ("Western"). All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).

         Whereas, Western and the Company have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), providing for the business combination transaction contemplated therein in which the Company will merge with and into Western pursuant to the terms and conditions of the Merger Agreement (the "Merger") and Western will pay consideration to the shareholders of the Company in the form of Western Common Stock;

         Whereas, the Shareholder owns shares of Company Common Stock (such shares, together with all shares of Company Common Stock subsequently acquired by the Shareholder during the term of this Agreement, being referred to as the "Shares"); and

         Whereas, in order to induce Western to enter into the Merger Agreement and in consideration of the substantial expenses incurred and to be incurred by Western in connection therewith, the Shareholder, solely in such Shareholder's capacity as a shareholder of the Company and not in any other capacity, has agreed to enter into and perform this Agreement.

         Now, therefore, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

         1. Agreement to Vote Shares. Shareholder shall vote or cause to be voted, or execute a written consent with respect to, the Shares then held of record or beneficially owned, directly or indirectly, by such Shareholder in favor of adoption and approval of the principal terms of the Merger Agreement and all transactions contemplated thereby including any agreement of merger contemplated thereby at every meeting of the shareholders of the Company at which such matters are considered and at every adjournment thereof and in connection with every proposal to take action by written consent with respect thereto.

         2. Delivery of Schedule. Shareholder shall deliver to Western not more than seven (7) days after the date of this Agrement a schedule that identifies the total number of


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shares held of record or  beneficially  owned,  directly or indirectly,  by such
Shareholder on the date hereof.

         3. No Voting Trusts. Shareholder agrees that Shareholder will not, nor will Shareholder permit any entity under Shareholder's control to, deposit any Shares in a voting trust or subject the Shares to any agreement, arrangement or understanding with respect to the voting of the Shares inconsistent with this Agreement.

         4.   Representations   and  Warranties  of   Shareholder.   Shareholder
represents and warrants to and agrees with Western as follows:

              a. Capacity. Shareholder has all requisite capacity and authority to enter into and perform his or her obligations under this Agreement.

              b. Binding Agreement. This Agreement constitutes the valid and legally binding obligation of Shareholder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

              c. Non-Contravention. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his or her obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of the Shareholder.

              d. Ownership of Shares. Shareholder has good title to all of the Shares as of the date hereof, and, except as set forth on Annex A hereto (to be delivered to Western not more than seven (7) days after the date of this Agreement), the Shares are so owned free and clear of any liens, security interests, charges or other encumbrances.

         5. Non-Competition; Disclosure; Solicitation. Neither Shareholder nor any corporation, partnership, trust or other entity "controlled" by Shareholder (as that term is defined in the Securities Exchange Act of 1934, as amended) shall:

              a. at any time within a one-year period immediately following the Effective Time, be employed at a senior level by, acquire greater than 10% of the capital stock of or serve as an organizer or promoter of any business which provides banking


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         services,  including,  but not  limited  to,  deposit  and  operational services, loans, trust services, escrow services and electronic banking services ("Banking Businesses"), in the county of Orange in the State of California so long as Western, any of its subsidiaries or any of their respective assigns remain engaged in any Banking Businesses;

              b. at any time following the Effective Date, disclose confidential information regarding the Company to any third parties, except as required by law, regulation, a court order, in the defense of litigation for which the Company may be liable, or in any actions relating to this Agreement or the Merger Agreement and the transactions contemplated hereby or thereby; and

              c. for a period of three years following the Effective Date, solicit, directly or indirectly, on its own behalf or on behalf of any other person or entity, management personnel employed by Western or its subsidiaries, including the Company immediately after the Effective Time for employment with any other business;

provided,  however,  that with  respect  to any of the  matters  covered in this
Section 5, to the extent that any restriction set forth in this Section 5 is adjudicated to be invalid or unenforceable in any jurisdiction, the court making such determination shall have the power to limit, construe or reduce the duration, scope, activity or area of such provision to the extent necessary to render such provision enforceable to the maximum extent permitted by applicable law, such limited form to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.

         6. Specific Performance and Remedies. Shareholder acknowledges that it will be impossible to measure in money the damage to Western if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, Western will not have an adequate remedy at law or in damages. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that Western has an adequate remedy at law. Shareholder agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Western's seeking or obtaining such equitable relief. In addition, after discussing the matter with Shareholder, Western shall have the right to inform any third party that Western reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of Western hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder's agreement with Western set forth in this Agreement may give rise to claims by Western against such third party.



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         7. Term of Agreement;  Termination. a. The term of this Agreement shall commence on the date hereof.

         b. This Agreement shall terminate upon the date, if any, of the termination of the Merger Agreement prior to the Effective Time in accordance with its terms. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

         c. If the Merger Agreement is not terminated prior to the Effective Time, this Agreement (except for the provisions of Sections 4, 5, 6, 9, 10 and 11, which shall survive the Effective Time) shall terminate upon the Effective Time. Upon such termination, no party shall have any further obligations or liabilities under this Agreement; provided, however, such termination shall not relieve any party from liability for any breach of such Section prior to such termination.

         8. Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

         9. Notices. All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next business day when sent by a reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

             If to Western:

             4100 Newport Place
             Suite 900
             Newport Place, CA 92660
             Attention:  Julius G. Christensen
             Telecopier:  (949) 757-5845





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             With a copy to:

             Sullivan & Cromwell
             1888 Century Park East
             Los Angeles, California  90067
             Attention:  Stanley F. Farrar
             Telecopier:  (310) 712-8800



         If to the Shareholder:







         10. Miscellaneous.

              a. Severability. If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

              b. Capacity. The covenants contained herein shall apply to Shareholder solely in his or her capacity as a shareholder of the Company, and no covenant contained herein shall apply to Shareholder in his or her capacity as a director or officer of the Company.

              c. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

              d. Headings. All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.



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              E. CHOICE OF LAW. THIS  AGREEMENT  SHALL BE DEEMED A CONTRACT MADE
         UNDER, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REFERENCE TO ITS CONFLICTS OF LAW PRINCIPLES.

         11. Attorney's Fees. The prevailing party or parties in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding ("Proceeding") relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party or parties all fees and disbursements of counsel (including expert witness and other consultants' fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and fees and disbursements of counsel.










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         IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Agreement as of the date first written above.


                                          WESTERN BANCORP


                                          By:
                                             -----------------------------------
                                             Name:  Arnold C. Hahn
                                             Title: Executive Vice President and
                                                    Chief Financial Officer



                                          SHAREHOLDER:


                                          --------------------------------------
                                          (Print or type name)



                                          --------------------------------------
                                          (Signature)






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